    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1997

                                                    REGISTRATION NO. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              RASTER GRAPHICS, INC.
               (Exact Name of Company as Specified in Its Charter)

                                   ----------

           DELAWARE                        3577                   94-3046090
 (State or other jurisdiction        (Primary Standard         (I.R.S. Employer
        of incorporation         Industrial Classification      Identification
        or organization)               Code Number)                 Number)

                              3025 ORCHARD PARKWAY
                               SAN JOSE, CA 95134
                                 (408) 232-4000
       (Address, Including Zip Code, and Telephone Number, Including Area
                 Code, of Company's Principal Executive Offices)

                                   ----------

                                  RAKESH KUMAR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              3025 ORCHARD PARKWAY
                               SAN JOSE, CA 95134
                                 (408) 232-4000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

                                   COPIES TO:
                                 MICHAEL W. HALL
                              EDMUND S. RUFFIN, JR.
                                  JOHN MCINTIRE
                  Venture Law Group, A Professional Corporation
                           A Professional Corporation
                               2800 Sand Hill Road
                              Menlo Park, CA 94025

                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                                NOVEMBER 1, 1997

                                   ----------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
 TITLE OF EACH CLASS OF     AMOUNT TO     PROPOSED MAXIMUM      PROPOSED MAXIMUM
    SECURITIES TO BE            BE       OFFERING PRICE PER    AGGREGATE OFFERING       AMOUNT OF
       REGISTERED           REGISTERED        UNIT(1)             PRICE (1)         REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001                    73,475 shares        $8.00             $587,800.00            $178.00
====================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on the Nasdaq National Market on October 3, 1997 in accordance with Rule 457 under the Securities Act of 1933, as amended.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

NOTE: INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                 SUBJECT TO COMPLETION OCTOBER 9, 1997


                              RASTER GRAPHICS, INC.
                                 73,475 SHARES
                                  COMMON STOCK

                     --------------------------------------

        The Common Stock offered hereby involves a high degree of risk. See "Risk Factors," beginning on page 7, for information that should be considered by prospective investors.

        This Prospectus covers 73,475 shares of Common Stock, $0.001 par value (the "Common Stock" or the "Shares"), of Raster Graphics, Inc. ("RGI" or the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales.

        The Shares were issued to the Selling Stockholders in connection with the acquisition of ColourPass Limited, a business in the United Kingdom, by the Company on March 18, 1997 (the "Acquisition"). For additional information concerning the Acquisition, see "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders intend to sell the shares offered hereby from time to time on the Nasdaq National Market in regular brokerage transactions, in transactions directly with market makers or in individually negotiated transactions at such prices as may be agreed upon or a combination of such methods of sale, during a thirty-day period immediately following the effective date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock (estimated to be approximately $24,000.00) except any selling commissions, stock transfer taxes, or fees and disbursements of counsel for the Selling Stockholders. Each Selling Stockholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof.

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol RGFX. The last reported sales price of the Common Stock on the Nasdaq National Market on October 3, 1997 was $8.00 per share.

                     --------------------------------------

                  SEE "RISK FACTORS," BEGINNING ON PAGE 7, FOR
         INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                     --------------------------------------

        The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Stockholders.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                     ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

================================================================================
                                           UNDERWRITING
                                           DISCOUNTS AND       PROCEEDS TO
                       PRICE TO PUBLIC      COMMISSION      SELLING STOCKHOLDERS
--------------------------------------------------------------------------------
Per Share...........
Total...............   See Text Above     See Text Above      See Text Above
================================================================================

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 9, 1997

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Common Stock is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding Companies, such as the Company, that file electronically with the Commission at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, filed with the Commission under the Exchange Act, are hereby incorporated by reference into this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (b) The Company's Quarterly Report on Form 10-Q, for the quarters ended March 31, 1997 and June 30, 1997;

        (c) The Company's definitive Proxy Statement dated April 30, 1997, filed in connection with the Company's June 3, 1997 Annual Meeting of Stockholders; and

        (d) The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on June 25, 1996, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without additional charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Raster Graphics, Inc., Attention:
Investor Relations, 3025 Orchard Parkway, San Jose, California 95134, (408) 232-4000.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus, and in the documents incorporated herein by reference. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here.

                                   THE COMPANY

        Raster Graphics was established in 1987 initially to develop low-cost electrostatic raster printers for the computer-aided design ("CAD") market. Raster Graphics commenced shipments of its first printer, a 22-inch printer, in 1989, followed by a 24-inch printer in 1990 and a 36-inch printer in 1992.

        In 1993, the Company identified the on-demand production large format digital printing ("LFDP") market as a new opportunity to develop a product based on its proprietary high-speed printhead technology. As a result, in 1993 the Company shifted its product focus and began to develop the DCS 5400 specifically for the LFDP market. The Company began shipping the DCS 5400 in July 1994. Since the Company began commercial production of the DCS 5442 in January 1996 as a second generation to the DCS 5400, this line has represented an increasing percentage of the Company's product shipments and, by September 1996, substantially replaced the DCS 5400. In December 1996, the Company introduced the PiezoPrint(TM) 1000, an inkjet printer manufactured by a third party, that is targeted at the lower priced entry level production market. In March 1997, the Company introduced the PiezoPrint(TM) 5000 as a mid-range, price/performance product to complement the affordable PiezoPrint(TM) 1000 inkjet printer and the high volume DCS 5442. Although the Company has no current plans to replace any printer in its current line of products, the future success of the Company will likely depend on its ability to develop and market new products that offer different levels of performance for the production segment of the LFDP market.

        In order to provide a complete digital printing solution to its customers, the Company began shipping Onyx's image processing software with its digital printers in July 1994. Onyx develops and markets image processing software for the Company's digital printers as well as printers manufactured by companies such as CalComp, Encad, Hewlett-Packard and ColorgrafX. In August 1995, the Company acquired Onyx. Onyx supplies its software to Raster Graphics and also sells its software products to OEMs, VARs, systems integrators and other printer manufacturers. Onyx's current image processing software product, PosterShop, was introduced in April 1996 as a replacement for Onyx's Imagez image processing software product, which Onyx had been shipping since May 1991. Although the Company has no current plans to replace its PosterShop product, the Company will likely introduce new versions of its image processing software in the future.

        Raster Graphics also sells related consumables, including specialized inks and papers that it acquires from third party suppliers and resells under the Raster Graphics name for use in the Company's digital printers. The sale of consumables generates recurring revenues, which the Company believes will continue to increase to the extent that the installed base of printing systems expands. As the Company develops new printers, it may need to develop new consumables to be used by its new printer products.

        In the United States, Raster Graphics also derives revenues from maintenance contracts of installed systems and printers, including the Company's installed base of 22-inch, 24-inch and 36-inch printers. Revenue is also generated from the sale of spare parts.

        Raster Graphics' end user customers, OEMs, VARs, and international distributors submit purchase orders that generally require product shipment within two to eight weeks from receipt of order. Accordingly, the Company does not use order backlog as a primary basis for management planning for longer periods. Revenues are recognized upon shipment if there are no contingencies. If contingencies exist, revenues are recognized only when such contingencies are removed by the customer.

        The Company is in the process of setting up a customer finance program, Raster Graphics Financial Services ("RGFS"), a division of Raster Graphics, Inc., to provide customers with financing options for Raster Graphics printing systems. The programs is expected to be fully operational by October 1997.

        Raster Graphics, Inc. was incorporated on August 8, 1996. The Company's principal executive offices are located at 3025 Orchard Parkway, San Jose, California 95134. Its phone number at that location is (408) 232-4000

                                  RISK FACTORS

        PRODUCT COMPETITION. The recent introduction of the new line of PiezoPrint inkjet printers may adversely impact sales of the Company's DCS 5442 printer to the extent that future purchasers favor the lower priced inkjet alternatives. Accordingly, there can be no assurance that revenue generated by sales of the Company's inkjet products will compensate for the decrease in revenue resulting from declining sales of its electrostatic products. The corresponding decrease in total revenue would have a material adverse effect upon the Company's business, financial condition and results of operations.

        LIMITED HISTORY OF PROFITABILITY AND UNCERTAINTY OF FUTURE FINANCIAL RESULTS. The Company had an accumulated deficit as of June 30, 1997 of approximately $13.1 million. The Company has a limited history of profitability. There can be no assurance that sales of the Company's products will generate significant revenues or that the Company can sustain profitability on a quarterly or annual basis in the future.

        The Company expects to expand its manufacturing and administrative capabilities, technical and other customer support, research and product development activities. The anticipated increase in the Company's operating expenses caused by this expansion could have a material adverse effect on the Company's operating results if revenues do not increase at an equal or greater rate. Also, the Company's expenses for these and other activities are based in significant part on its expectations regarding future revenues and are fixed to a large extent in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, which would have a material adverse effect on the Company's business, financial condition and results of operations.

        SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS. The Company's quarterly operating results have varied significantly in the past and are likely to vary significantly in the future based upon a number of factors including general economic conditions, the introduction or market acceptance of new products offered by the Company and its competitors, changes in the pricing policies of the Company or its competitors, the volume and timing of customer orders, the level of product and price competition, the relative proportion of printer and consumables sales, the continued availability of sole source components, the continued availability of consumables from independent vendors, fluctuations in research and development expenditures, the impact of future Company acquisitions, the continued availability of financing arrangements for certain of the Company's customers, the Company's success in expanding its direct sales force and indirect distribution channels and the risks related to international operations, as well as other factors. Additionally, because the purchase of a digital printer or printing system involves a significant capital commitment, the Company's printer and printing system sales cycle is susceptible to delays and lengthy acceptance procedures associated with large capital expenditures. Moreover, due to the Company's high average sales price and low unit volume per month, a delay in the sale of a few units could have a material adverse effect on the results of operations for a financial quarter.

        Quarterly revenues and operating results depend primarily on the volume, timing, shipping and acceptance of orders during the quarter, which are difficult to forecast due to the length of the sales cycle. A significant portion of the Company's operating expenses are relatively fixed in the short term, and planned expenditures are based on sales forecasts. If revenue levels are below expectations, net income, if any, may be disproportionately affected because only a small portion of the Company's expenses vary with revenue in the short term, which could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company has experienced growth in revenue in recent years, there can be no assurance that the Company will sustain such revenue growth or be profitable on an operating basis in any future period. For the foregoing reasons, the Company believes that period-to-period comparisons of its results are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarter the Company's revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

        DEPENDENCE ON A SINGLE PRODUCT LINE. Substantially all of the Company's sales are derived from its printing systems, printers and related software and consumables, such as specialized inks, varnish, vinyls and papers. The Company anticipates that it will continue to derive substantially all of its revenues in the next several years from sales of this product line. Dependence on a single product line makes the Company particularly vulnerable to the successful introduction of competing products. The Company's inability to generate sufficient sales of the product line and to achieve profitability due to competitive factors, manufacturing difficulties, or other reasons, would have a material adverse effect on its business, financial condition and results of operations. Moreover, some of the Company's printing system and printer customers have purchased and will continue to purchase consumables such as ink and paper from suppliers other than the Company. If a significant number of current or future purchasers of the Company's printing systems were to purchase consumables from suppliers other than the Company, the Company's business would be materially adversely affected.

        COMPETITION. The market for printing equipment and related software and consumables is extremely competitive. Suppliers of equipment for the LFDP market compete on the basis of speed, print quality, price and the ability to provide complete solutions, including service. Certain of the Company's competitors are developing or have introduced products to address the LFDP market. Among these companies are 3M Commercial Graphics, a division of Minnesota Mining and Manufacturing Company ("3M"), Xerox ColorgrafX Systems, a subsidiary of Xerox Corporation, ("ColorgrafX"), Encad, Inc. ("Encad"), Hewlett-Packard Corporation ("Hewlett-Packard") and LaserMaster Technologies, Inc. ("LaserMaster"), which manufacture LFDP printers, and Cactus, Star Technologies, Inc. ("Star") and Visual Edge Technology Digital Printing Systems ("Visual Edge"), which develop LFDP image processing software. A variety of potential actions by any of the Company's competitors, especially those with substantial market presence such as ColorgrafX, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. In addition, companies that are currently targeting the photographic enlargement, screen and offset printing markets may enter the LFDP market in the future or may increase the performance or lower the costs of such alternate printing processes in a manner that would allow them to compete more directly with the Company for LFDP customers. Furthermore, companies that supply consumables, such as ink and paper, to the Company could compete with the Company by not selling such consumables to the Company or by widely selling such consumables directly or through other channels to the Company's customers. Such competition would have a material adverse effect on the Company's business, financial condition and results of operations.

        Many of the companies that currently compete with the Company or that may compete with the Company in the future have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than the Company. As a result, these competitors may be able to respond more quickly and/or effectively to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than the Company. Consequently, the Company expects to continue to experience increased competition, which could result in significant price reductions, loss of market share and lack of acceptance of new products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete against current or future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect upon its business, financial condition and results of operations.

        RELIANCE ON THIRD-PARTY DISTRIBUTION. The Company relies heavily on original equipment manufacturers ("OEMs"), value added resellers ("VARs") and a network of distributors for both domestic and international sales. In particular, OEM sales to Oce Graphics France S.A. ("Oce") accounted for 4.8% and 10.9% of the Company's revenue in 1996 and 1995, respectively. While the total percentage of Company revenue represented by sales to Oce has been reduced significantly in recent years, as the Company has expanded its distribution channels, Oce remains one of the Company's largest single customers. Under the terms of the agreement with Oce, Oce has a worldwide non-exclusive right to sell the Company's DCS printers. Further, the Company is required to escrow technology associated with qualified products under the agreement, to which Oce has a non-exclusive manufacturing license in the event of the Company's bankruptcy, insolvency, general assignment of debts or failure to deliver such products or spare parts. The agreement expires in October 1997. There can be no assurance that the Company will continue to sell substantial quantities of its products to Oce or that, upon any termination of the Company's relationship with Oce, the Company will be able to obtain suitable distribution of its products in Europe through alternate distributions channels. Such failure would have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company also currently maintains OEM, VAR and distribution agreements for its printing systems and printers with 3M Commercial Graphics, a division of Minnesota Mining and Manufacturing Company ("3M"), Cactus, C-4 Network, Inc., Management Graphics Inc. and Ahearn & Soper Inc. for distribution of its products in North America; Sumisho Electronics Ltd. ("Sumisho"), Sumitomo-3M Ltd. ("Sumitomo-3M"), Marubeni Electronics Co. Ltd. ("Marubeni") and Kimoto Co., Ltd. ("Kimoto") for distribution of its products in Japan; and Oce, Sign-Tronic ("Sign-Tronic") and CIS Graphik for distribution of its products in Europe. During 1996, the Company began selling its DCS printing system directly to end-users and through its German subsidiary. In addition, the Company distributes its image processing software products through a number of domestic and international OEMs, VARs and distributors such as CIS Graphik and Bildverarbeitung GmbH, The David Group, Access Graphics and Encad. Either party may terminate this agreement without cause upon 180 days written notice. There can be no assurance that the Company's independent OEMs, VARs and distributors will maintain their relationships with the Company or that the Company will be able to recruit additional or, if necessary, replacement OEMs, VARs or distributors. The loss of one or more of the Company's OEMs, VARs or distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

        In general, the Company's agreements with its OEMs, VARs and distributors are not exclusive, and each of the Company's OEMs, VARs and distributors can cease marketing the Company's products with limited notice and with little or no penalty. Some of the Company's OEMs, VARs and distributors offer competitive products manufactured by third parties. In addition, some of these customers may consider Onyx's products to be competitive offerings and, as a result, there can be no assurance that such customers will continue marketing the Company's products. Further, there can be no assurance that the Company's OEMs, VARs and distributors will give a high priority to the marketing of the Company's products as compared to competitors' products or alternative solutions or that such OEMs, VARs and distributors will continue to offer the Company's products. Any reduction or delay in sales of the Company's products by its OEMs, VARs or distributors could have a material adverse effect on the Company's business, financial condition and results of operations.

        Although the Company seeks information from foreign customers that purchase products from the Company's OEMs, VARs and distributors, it generally does not deal directly with them and cannot directly observe their experience with the Company's products. The Company also does not have direct control over the marketing and support efforts of its OEMs, VARs and distributors in foreign countries. This may result in the inability of the Company to identify potential opportunities with these customers and a potential delay by the Company in the recognition and correction of any problems with such OEM, VAR or distributor sales or support organizations. Failure of the Company to respond to customer preferences or experience with its products or the failure of OEM, VAR or distributor supported customers to market and support the Company's products successfully, could have a material adverse effect on the Company's business, financial condition and results of operations. Further, third-party distribution provides the Company with less information regarding the amount of inventory that is in the process of distribution. This lack of information can reduce the Company's ability to predict fluctuations in revenues resulting from a surplus or a shortage in its distribution channels and contribute to volatility in the Company's financial results, cash flow, and inventory balances.

        LIMITED HISTORY OF PRODUCT MANUFACTURING AND USE; PRODUCT DEFECTS. The Company's printers are based on relatively new technology, are complex and must be reliable and durable. Companies engaged in the development and production of new, complex technologies and products often encounter difficulties and delays. The Company began commercial production of the DCS 5400 in June 1994 and the DCS 5442 in January 1996. Since its introduction as a second generation to the DCS 5400, the DCS 5442 has represented an increasing percentage of the Company's shipments, and by September 1996, substantially replaced the DCS 5400.

        In December 1996, the Company introduced its first inkjet printer, the PiezoPrint 1000, which is targeted at the lower priced entry level production market. In March, 1997, the PiezoPrint 5000 joined the Raster Graphics product line of printers as a mid-range price/performance product which complements the Company's affordable PiezoPrint 1000 inkjet printer and the high-volume DCS 5442.

        The Company is continuing to make upgrades and improvements in the features of the DCS 5442 and its PiezoPrint line of printers. Despite extensive research and testing, the Company's experience with volume production of its printers and with their reliability and durability during customer use is limited. Consequently, customers may experience reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. The Company and certain users have encountered some operational problems which the Company believes it has successfully addressed. However, there can be no assurance that the Company has successfully resolved these operational issues or that the Company will successfully resolve any future problem in the manufacture or operation of RGI's printers or any new product. Failure by the Company to resolve manufacturing or operational problems with RGI's printers or any new product in a timely manner would have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company's image processing software products are extremely complex as a result of such factors as advanced functionality, the diverse operating environments in which they may be deployed, the need for interoperability, the multiple versions of such products that must be supported for diverse operating systems and languages and the underlying technological standards. These products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments, resulting in loss of or delay in market acceptance. Such loss or delay would likely have a material adverse effect on the Company's business, financial condition and results of operations.

        SUSCEPTIBILITY OF CERTAIN CUSTOMERS TO ECONOMIC AND FINANCING CONDITIONS. Many of the Company's end user customers are small businesses that are more susceptible than large businesses to general downturns in the economy. In some cases, these customers finance the purchase of the Company's products through third-party financing arrangements. To the extent that such customers are unable to obtain acceptable financing terms or to the extent that a rise in interest rates makes financing arrangements generally unattractive, these factors would impact adversely sales of the Company's products. Consequently, the Company's access to a significant portion of its present customer base would be limited. Moreover, competitors, such as ColorgrafX, that have significantly greater financial resources than the Company may be able to provide more attractive financing terms to potential customers than those available through the Company or through third parties. There can be no assurance that the Company's small business customers will, if necessary, be able to obtain acceptable financing terms or that the Company will be able to offer financing terms that are competitive with those offered by the Company's competitors. The Company's inability to continue to generate sufficient levels of product revenue from sales to such customers due to the unavailability of financing arrangements or due to a general economic downturn would have a material adverse effect on the Company's business, financial condition and results of operations.

        UNCERTAINTY REGARDING DEVELOPMENT OF LFDP MARKET; UNCERTAINTY REGARDING MARKET ACCEPTANCE OF NEW PRODUCTS. The LFDP market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present large format printing trends such as use and customization of large format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. The failure of the LFDP market to achieve anticipated growth levels or a substantial change in large format printing customer preferences would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the LFDP market, to develop or acquire new technology or to successfully conform to industry standards would have a material adverse effect on the business, financial condition and results of operations of the Company.

        The Company's products currently target the high-performance production segment of the LFDP market. The future success of the Company will likely depend on its ability to develop and market new products that provide superior performance at acceptable prices within this segment and to introduce lower-cost products aimed at a broader segment of the LFDP market. Also, as the Company develops new printers, it may need to develop new consumables to be used by its new printer products. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, new Company products will receive market acceptance. A failure of future Company products to receive market acceptance for any reason would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the announcement by the Company of new products and technologies could cause customers to defer purchases of the Company's existing products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

        INTERNATIONAL REVENUES. The Company's international revenues accounted for approximately 55.8%, 51.3% and 55.9% of the Company's revenues in 1996, 1995 and 1994, respectively. The Company makes a material amount of sales to third party distributors based in Japan, France and Germany. However, the Company believes that sales to its European distributors are resold throughout Europe. The Company expects that international sales will continue to account for a significant portion of its total revenues in future periods. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, government controls, political instability, longer payment cycles, increased difficulties in collecting accounts receivable and potentially adverse tax consequences. The Company's inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. Sales from the Company's German and UK subsidiaries are denominated in local currencies. Accordingly, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to end users in a particular country, leading to a reduction in sales in that country. To date, the Company has not found it appropriate to hedge the risks associated with fluctuations in exchange rates of local currency sales from the Company's German and UK subsidiaries. However, it is possible that the Company may undertake such transactions in the future. Purchases of the PiezoPrint 1000 from the Company's sole source supplier are denominated in Japanese Yen and have resulted in some foreign currency exchange rate fluctuation exposure. As a result the Company has utilized Japanese Yen forward exchange contracts to manage some of its PiezoPrint 1000 firm purchase commitments. There can be no assurance that any hedging techniques implemented by the Company would be successful or that the Company's results of operations will not be materially adversely affected by exchange rate fluctuations. In general, certain seasonal factors and patterns impact the level of business activities at different times in different regions of the world. For example, sales in Europe are adversely affected in the third quarter of each year as many customers and end users reduce their business activities during the summer months. These seasonal factors and currency fluctuation risks could have a material adverse effect on the Company's quarterly results of operations. Further, because the Company has operations in different countries, the Company's management must address differences in regulatory environments and cultures. Failure to address these differences successfully could be disruptive to the Company's operations.

        DEPENDENCE ON SOLE SOURCE SUBCONTRACTORS AND SUPPLIERS. The Company relies on subcontractors and suppliers to manufacture, subassemble, and perform first-stage testing of its printer components and may, in the future, rely on third parties to develop or provide printer components, some of which are, or may be, critical to the operation of the Company's products. The Company relies on single suppliers for certain critical components, such as the printhead for the PiezoPrint 5000, rubber drive rollers, electrostatic writing head circuit boards, and application-specific integrated circuits. In particular, the Company's PiezoPrint 1000 inkjet printer is originally manufactured by a third party. The Company also relies on limited source suppliers for consumables, such as specialized inks, varnish, vinyls and papers, that the Company sells under the Raster Graphics brand name. The Company's agreements with its subcontractors and suppliers are not exclusive, and each of the Company's subcontractors and suppliers can cease supplying printing system components or consumables with limited notice and with little or no penalty. In the event it becomes necessary for the Company to replace a key subcontractor or supplier, the Company could incur significant manufacturing set-up costs and delays while new sources are located and alternate components and consumables are integrated into the Company's manufacturing process. There can be no assurance that the Company will be able to maintain its present subcontractor and supplier relationships or that the Company will be able to find suitable replacement subcontractors and suppliers, if necessary. Further, there can be no assurance that the Company's present subcontractors and suppliers will continue to provide sufficient quantities of suitable quality product components and consumables at acceptable prices. The loss of subcontractors or suppliers or the failure of subcontractors or suppliers to meet the Company's price, quality, quantity and delivery requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

        RISKS ASSOCIATED WITH INTELLECTUAL PROPERTY. As of June 30, 1997, the Company had seven pending patent applications and has been awarded 10 United States patents covering technical features and fabrication methods used in Raster Graphics' printers and color rendering techniques used by its image processing software. Despite the Company's precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's technologies without authorization or to develop competing technologies independently. Furthermore, the laws of certain countries in which the Company does business, including countries in which the Company does a significant amount of business, such as France, Germany and Japan, may not protect the Company's software and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. If unauthorized copying or misuse of the Company's products were to occur to any substantial degree, or if a competitor of the Company were to effectively duplicate the Company's proprietary technology, the Company's business, financial condition and results of operations would be materially adversely affected.

        Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

        DIFFICULTIES IN MANAGING GROWTH. The Company has experienced significant growth in recent years which has placed demands on the Company's administrative, operational and financial personnel and systems, manufacturing operations, research and development, technical support and financial and other resources. Certain of the Company's officers have recently joined the Company, and the Company anticipates further increases in the number of its senior managers. Failure to manage these changes and to expand effectively any of these areas would have a material adverse effect on the Company's business, financial condition and results of operations.

        NEED TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL. The success of the Company depends to a large extent upon its ability to retain and continue to attract highly skilled personnel. The Company believes that the loss of its Chief Executive Officer could have a material adverse effect on the Company's business, financial condition or results of operations. Competition for employees in the high technology sector in general, and in the LFDP industry in particular, is intense, and there can be no assurance that the Company will be able to attract and retain enough qualified employees. If the business of the Company increases, it may become increasingly difficult to hire, train and assimilate the new employees needed. With the exception of employment agreements containing initial compensation terms and severance obligations with respect to the Company's Chief Executive Officer and Chief Financial Officer, the Company has not entered into employment agreements with any of its key personnel. Additionally, the Company has not required its key personnel to enter into non-competition agreements with the Company. The Company has not procured key man insurance for any of its employees. The Company's inability to retain and attract key employees would have a material adverse effect on the Company's business, financial condition and results of operations.

        ENVIRONMENTAL. The Company is subject to local laws and regulations governing the use, storage, handling and disposal of the inks, varnishes and finishing solutions sold for use with the Company's printers. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, and while the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, risk of accidental contamination, improper disposal or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the

Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future.

        CONCENTRATION OF STOCK OWNERSHIP. As of June 30, 1997, the directors and officers and their affiliates beneficially owned approximately 26.0% of the outstanding Common Stock. As a result, these stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

        POSSIBLE VOLATILITY OF STOCK PRICE; BENEFITS TO EXISTING STOCKHOLDERS. In recent years, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock. Following fluctuations in the market price of a corporation's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        BLANK CHECK PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. The Company's Certificate of Incorporation and Bylaws provide for, among other things, the prospective elimination of cumulative voting with respect to the election of directors, the elimination of actions to be taken by written consent of the Company's stockholders and certain procedures such as advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. In addition, the Company's charter documents provide that the Company's Board of Directors be divided into three classes, each of which serves for a staggered three-year term. The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or of making the Company less attractive to a potential acquiror of, a majority of the outstanding voting stock of the Company, and may complicate or discourage a takeover of the Company. The foregoing provisions may also result in the Company's stockholders receiving less consideration for their shares than might otherwise be available in the event of a takeover attempt of the Company.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 6, 1997 by each Selling Stockholders.

                               SHARES BENEFICIALLY OWNED            SHARES BENEFICIALLY OWNED
                                PRIOR TO THE OFFERING(1)              AFTER THE OFFERING(2)
                                ------------------------   SHARES     ---------------------
SELLING  STOCKHOLDERS              SHARES    PERCENT(3)    OFFERED      SHARES    PERCENT(3)
---------------------              ------    ----------    -------      ------    ----------
Iain France                         44,085      *          14,695       29,390        *
8 Coster Cottages
Hedsor Road
Bourne End
Buckinghamshire, UK

Marc Willard                       176,341      *          58,780      117,581        *
Froma
Marlow Road
Bourne End
Buckinghamshire, UK

* Less than one percent of the Company's outstanding Common Stock.

(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and certain of the Selling Stockholders.

(2) Assumes that each Selling Stockholders will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

(3) Based on 9,554,558 shares outstanding at September 19, 1997.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        On March 18, 1997, the Company acquired ColourPass pursuant to a Merger Agreement dated March 18, 1997 (the "Merger Agreement") among the Company, ColourPass and Raster Graphics Systems Limited, a wholly-owned subsidiary of the Company (the "Sub"). Pursuant to the Merger Agreement, the Sub merged with and into ColourPass, and all outstanding shares of ColourPass capital stock and options to purchase ColourPass capital stock were converted into shares of the Company's Common Stock (the "Consideration Shares"). An aggregate of 220,426 Consideration Shares were issued pursuant to the terms of the Merger Agreement. Under the terms of the Merger Agreement, the Company has agreed to file a Registration Statement on Form S-3 covering one-third of the Merger Shares on or before November 1, 1997, February 1, 1998 and November 1, 1998, respectively, and continue the effectiveness of each registration statement for 30 days thereafter.

                              PLAN OF DISTRIBUTION

        Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby: (i) on the Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

        The Company has advised the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. The Selling Stockholders have advised the Company that during such time as the Selling Stockholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; and (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof.

        The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

        The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all of the shares of Common Stock offered hereunder or November 30, 1997. No sales may be made pursuant to this Prospectus after such date unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                     EXPERTS

        The consolidated financial statements and schedule of Raster Graphics Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        This Prospectus constitutes a part of the Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                       SEC registration fee               $   178
                       Legal fees and expenses            $15,000
                       Accounting fees and expenses       $ 7,000
                       Miscellaneous expenses             $ 2,000
                       Total                              $24,178

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers.
Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Section 10 of the Registrant's Amended and Restated Certificate of Incorporation and Article IV of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors pursuant to which the Company has agreed to indemnify such individuals to the fullest extent permitted by Delaware law, and maintains director and officer liability insurance.

        In addition, the Registrant carries director and officer liability insurance in the amount of $10 million.

        In connection with this offering, the Selling Stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Stockholders and contained herein.

Item 16.  EXHIBITS.

        Exhibits.
        ---------

           5.1    Opinion of Venture Law Group, A Professional Corporation

          23.1    Consent of Ernst & Young LLP, Independent Auditors

          23.2    Consent of Venture Law Group, A Professional Corporation (included in
                  Exhibit 5.1)

          24.1    Power of Attorney (see page II-3)

Item 17.  UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

           (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Raster Graphics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 8, 1997.

                                        RASTER GRAPHICS, INC.

                                        By:  /s/  Dennis Mahoney
                                             ----------------------------------
                                             Dennis Mahoney
                                             Chief Financial Officer (Principal
                                             Financial and Accounting Officer)

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rakesh Kumar and Dennis Mahoney, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          SIGNATURE             TITLE                                      DATE
------------------------------------------------------------------------------------
/s/  Rakesh Kumar               President, Chief Executive Officer  October 8, 1997
------------------------------  and Chairman of the Board
     Rakesh Kumar               (Principal Executive Officer)


/s/  Dennis R. Mahoney          Vice President and Chief Financial  October 8, 1997
------------------------------  Officer (Principal Financial and
     Dennis R. Mahoney          Accounting Officer)


                                Director and President of Onyx
------------------------------
     Chuck Edwards


                                Director
------------------------------
     Promod Haque


/s/  Lucio L. Lanza             Director                            October 8, 1997
------------------------------
     Lucio L. Lanza


/s/  Delbert W. Yocam           Director                            October 8, 1997
------------------------------
     Delbert W. Yocam

                                INDEX TO EXHIBITS

       Exhibit Number     Description
       --------------     -----------
            5.1           Opinion of Venture Law Group, A Professional Corporation

           23.1           Consent of Ernst & Young LLP, Independent Auditors

           23.2           Consent of Counsel (included in Exhibit 5.1)

           24.1           Power of Attorney (see page II-3)